January 29, 2014

Board of Directors

Protea Biosciences Group, Inc.

955 Hartman Run Road

Morgantown, WV 26507

Re:	Protea Biosciences Group, Inc., Registration Statement on Form S-1, as amended

Gentlemen:

We have acted as counsel for Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1, as amended, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 43,210,440 shares of common stock (the “Shares”), $0.0001 par value per share (the “Common Stock”), offered for resale by certain selling stockholders.  This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto:  (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

We are opining herein as to the effect on the subject transaction only of the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other state, federal, or foreign laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon the foregoing, we are of the opinion that the Shares included in the Registration Statement for sale by the selling stockholders, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

The Chrysler Building, 405 Lexington Avenue, 49th Floor • New York, NY • 212.869.7000

Board of Directors

Protea Biosciences Group, Inc.

January 29, 2014

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

RICHARDSON & PATEL, LLP

DNF/ggn

cc: Protea Biosciences Group, Inc., via electronic mail